Exhibit 10.65

Service Agreement for Managing Director

By and between

Tower Automotive Holding GmbH

represented by its sole shareholder, Tower Automotive Holdings Europe BV, this in turn represented by its managing directors

- hereinafter referred to as "Company" -

and

Mr Pär O. H. Malmhagen

Martinsholzerstrasse 9

823 35 Berg

Germany

- hereinafter referred to as "Mr Malmhagen" -

Preamble

The shareholder of the Company intends to appoint Mr Malmhagen to the Company's Management Board (Geschäftsführung) as managing director. In this function Mr Malmhagen shall act as President of Tower Europe and shall also become an elected Officer of Tower International Inc. The terms and conditions underlying this appointment are set forth in this Service Agreement.

Sec. 1
Duties, Responsibilities and Powers

(1)         Mr Malmhagen shall commence his office as managing director of the Company on August 1, 2012 at the latest. The parties will mutually agree on an earlier commencement date, if possible. Mr Malmhagen shall conduct the Company's business affairs together with the other members of the Company's Management Board.

(2)         In his function as managing director and President of Tower Europe, Mr Malmhagen shall report to and follow the directions of the President and CEO of Tower International Inc.. Mr Malmhagen shall use his best efforts in order to optimize the management and performance of the Company and the Tower Europe group of companies as a whole.

(3)         Mr Malmhagen shall fulfil his duties with the due care of a prudent businessman and will, in performing his work, comply with statutory provisions, in particular with the German Limited Liabilities Companies Act (GmbHG), the articles of association of the Company (Satzung), this Service Agreement, the resolutions of the shareholder which may also include rules of procedure and a schedule of responsibilities (Geschäftsverteilungsplan) for the Management Board (Geschäftsordnung für die Geschäftsführung) and a list of transactions requiring consent as resolved by the shareholder as well as any corporate governance principles of the Company, each as amended from time to time.

(4)         Mr Malmhagen’s general place of service shall be in Bergisch Gladbach, Germany. Mr Malmhagen shall also be obliged to travel for business purposes as required for the proper performance of his tasks and responsibilities.

(5)         Subject to statutory provisions and within the limits of the regulations applicable at the Company, Mr Malmhagen shall represent the Company together with another managing director, or a "Prokurist” of the Company. The powers of representation of Mr Malmhagen may be changed at any time. Subject to revocation at any time, Mr Malmhagen shall be released from the restrictions set forth in Sec. 181 of the German Civil Code as far as they relate to the representation of several parties (Befreiung vom Verbot der Mehrfachvertretung).

(6)         If so requested by the Company, Mr Malmhagen shall assume additional positions as an officer (Organstellung) in companies affiliated with the Company, on supervisory boards or similar mandates as well as honorary functions in associations, to the extent this is considered to be in the best interest of the Company. Except as otherwise agreed upon by the parties hereto in writing, the assumption of such positions shall not establish any additional employment contract or service agreement and shall not create any additional payment obligations of the Company or any affiliated entity. Mr Malmhagen shall, at the Company's request at any time but at the latest upon termination of this Service Agreement, resign from such offices – to the extent legally permissible – or transfer – as far as this is possible – such offices to third parties to be named by the Company. If Mr Malmhagen wishes to resign from any other business or professional activity, which he has assumed in the interest of the Company, he must obtain the prior written consent of the shareholder.

Sec. 2
Working Hours and Secondary Activities

(1)         Mr Malmhagen shall devote his entire working capacity as well as his expertise and skills to the service of the Company and any other affiliated entity he may be required to provide services to pursuant to Sec. 1 para (6) above. Mr Malmhagen may freely determine his working hours. He shall, however, be available to the Company at any time and serve its interests as required.

(2)         The continuation or assumption of any paid or unpaid secondary employment as well as the continuation or assumption of advisory board, supervisory board or similar mandates for enterprises not affiliated with the Company, that could affect the interests of the Company, requires the prior written consent of the shareholder which may be revoked at any time. Before taking on any secondary employment or mandate prior written notice shall be given to the shareholder. In any event, no side activities shall be carried out during the first year of service.

Page/Seite 2 of/von 10

Sec. 3
Remuneration

(1)         The fixed gross annual salary shall amount to

EUR 365.000.00 (EURO three hundred sixty-five thousand) p.a..

The fixed salary is payable in 12 equal instalments at the end of each calendar month.

For the year 2012 it shall be paid pro-rated for the period of service as from the date of commencement of this Service Agreement until year end 2012.

(2)         Subject to the fulfilment of certain targets and objectives as annually determined by the board of Tower International, Inc, Mr Malmhagen shall be entitled towards the Company to a variable annual bonus with a gross target amount of

EUR 220,000 (Euro two hundred twenty thousand)

and a maximum annual gross target amount of

EUR 440,000 (Euro four hundred forty thousand)

The bonus amount, if any, shall be paid by the Company and shall depend on the target achievement as evaluated by the board of Tower International and shall be forfeited if certain minimum targets fail to be achieved. The targets and the conditions of entitlement shall be set annually by the board of Tower International and are subject to the relevant bonus plan as valid from time to time.

If this Service Agreement is terminated by the Company during the course of a fiscal year for good cause within the scope of Sec. 626 of the German Civil Code based on circumstances in the behaviour or the person of Mr. Malmhagen including but not limited to his negligence, Mr. Malmhagen shall not be entitled to a bonus for that particular year. In the event that the service relationship ends during the course of a year for other reasons or if Mr Malmhagen is released from his duties to render services for the Company, the bonus shall be pro-rated and the pro-rated part of the bonus shall be calculated in accordance with the actual targets achieved as of the fiscal year’s end and shall fall due in accordance with the general rules as set out in the relevant bonus plan. In the event that the relevant bonus plan does not provide for a due date, the rate of target achievement shall be determined no later than 5 months following the year for which the bonus was promised and the annual bonus minus any statutory deductions shall fall due 1 month following such determination of target achievement.

(3)         Subject to the provisions of the Long Term Incentive (LTI)-Plan of Tower International Inc. as valid from time to time, Mr Malmhagen shall become eligible to participate in the LTI-Plan of Tower Automotive Group. The LTI-award under the plan for 2012 will be based on a target value of EUR 200,000 (Euros two-hundred thousand).

It is understood between the parties that any rights, grants and entitlements to an LTI shall be solely subject to the relevant LTI-Plan as valid from time to time, that Tower International Inc has full power of discretion in respect of the form of the award, if any, (e.g. RSUs, Shares, Share Options or any other equity-like instrument) and that only Tower International Inc but not the Company shall be liable for awards granted under the relevant LTI-Plan.

Page/Seite 3 of/von 10

(4)         Unless expressly provided otherwise herein, in particular in Sec. 12 para (4) of this Service Agreement, or in a relevant bonus plan or LTI plan, all remuneration shall be paid on a pro rata basis in case this Service Agreement should commence or end during the term of a year.

(5)         The parties are in agreement that although parts of the remuneration pursuant to this Sec. (3) will be paid by an entity other than the Company, such payment obligations shall not create, constitute or cause an additional employment or service relationship with any entity other than the Company.

Sec. 4

Signing and Retention Payment

(1)         Mr Malmhagen shall receive a non-recurring signing bonus of EUR 50,000 (fifty thousand) gross upon commencement of his employment with the Company as provided in Sec. 12 para (1). The net amount of this signing bonus after statutory deductions shall be paid as part of the normal payroll in the first month of Mr Malmhagen’s employment.

(2)         Provided that Mr Malmhagen does not terminate this Service Agreement, or resign from his corporate office as managing director, of his own accord prior to December 31, 2013 and provided that the Company does not terminate this Service Agreement for cause in the meaning of Sec. 626 German Civil Act based on circumstances in the behaviour or the person of Mr. Malmhagen including but not limited to his negligence in the time until December 31, 2013, Mr Malmhagen shall be entitled to a one-off retention payment in the gross amount of EUR 50,000 (Euros fifty thousand). This retention payment minus any statutory deductions shall fall due at the time of the normal payroll for January 2014.

Sec. 5
Fringe Benefits/Reimbursement of Expenses

(1)         Mr Malmhagen shall be eligible for the normal benefit plans and programs as determined by the Company and as applicable for similar German senior executives of the Company from time to time, including the Tower Europe executive car program.

(2)         In lieu of reimbursement for relocation expenses, the Company shall reimburse Mr Malmhagen against submission of proper receipts for the expenses incurred for hotel accommodations in Bergisch Gladbach and the periodic commuting between his domicile in Munich and Bergisch Gladbach up to an average amount of EUR 4,000 per month per year (i.e. up to an annual amount of max. EUR 48,000).

(3)         In addition, the Company shall reimburse Mr Malmhagen for all reasonable travel expenses, out-of-pocket expenses and any other reasonable expenses incurred in the performance of his tasks for the interest of the Company against submission of receipts eligible for submission to the tax authorities and in accordance with the applicable regulations at the Company.

(4)         Any taxes relating to the aforementioned benefits shall be borne by Mr Malmhagen.

Sec. 6
Insurance

(1)         The Company shall include that Mr Malmhagen in the insurance coverage of the existing D&O insurance for members of the Company’s senior management.

Page/Seite 4 of/von 10

(2)         Furthermore, the Company shall pay the employer’s contribution to the compulsory components of the German social security insurance (Arbeitgeberanteil am Sozialversicherungsbeitrag) and shall reimburse Mr Malmhagen for the cost of his health insurance in the amount of the maximum employer’s portion of the German statutory health insurance (maximaler Arbeitgeberanteil der gesetzlichen Krankenversicherung). For the avoidance of doubt, these payments shall be in lieu of any voluntary plans providing for benefits covered by the German social security insurance and health insurance.

Sec. 7
Intellectual Property Rights

(1)         Inventions and suggestions for qualified technical improvements are subject to the provisions of the German Employee Inventions Act (ArbnErfG) as well as Sec. 69b of the German Copyright Act (UrhG). In deviation from these provisions the parties agree that any granting of rights pursuant to this sec. 6 is fully remunerated by the fixed salary according to above Sec. 3 para (1).

(2)         Mr Malmhagen shall assign to the Company the exclusive user or exploitation rights unlimited as to time, territory and content in any and all work results Mr Malmhagen produces during the term of this contract during his working hours or – to the extent they are related to his duties under the Service Agreement – also outside of his working hours, and which are eligible for protection under copyright, industrial sign, utility model or trade mark law and/or any other intellectual property law.

(3)         The assignment of the right to use and exploit shall also notably include the permission for processing and the issuance of licences to third parties.

Sec. 8
Contractual Restrictions on Competition / Conflict of Interests /
Confidentiality

(1)         During the term of this Service Agreement, Mr Malmhagen undertakes to refrain from competing with the Company or any companies affiliated with the Company. In particular, he shall not take a participating interest in any company which is a competitor, customer or supplier of the Company or a company affiliated with the Company or which maintains substantial business relationships with the Company, transact business on behalf of such competitors, be it for his own account or for the account of third parties or provide any other services to such competitors or business partners. Exempt from the foregoing shall be the acquisition of shares in publicly traded companies, provided that such acquisitions do not give him a considerable influence over the actions of such company or cause a financial conflict of interests.

Furthermore, Mr Malmhagen undertakes to strictly comply with all insider trading regulations stipulated by law and/or by the Company, each as amended from time to time.

(2)         In the interest of both parties, Mr Malmhagen shall disclose to the shareholder any conflicts of interests arising in connection with the performance of his duties and responsibilities. The foregoing provision shall apply, in particular, if customers, suppliers or any other business partners of the Company or enterprises affiliated with the Company are relatives, personal friends or close business associates of Mr Malmhagen or stand in a close relationship with such relatives, personal friends or close business associates. The duty of disclosure shall not be limited to cases in which a conflict of interests may have a specific effect on the performance of Mr Malmhagen’s duties and responsibilities; rather, the mere appearance of a conflict of interests shall be sufficient to give rise to such a duty.

Page/Seite 5 of/von 10

(3)         Mr Malmhagen is obliged to treat as strictly confidential all confidential matters as well as trade and business secrets of the Company and companies affiliated with the Company (e.g. methods, data, know-how, marketing plans, business plans, unpublished balance sheets, budgets, licences, prices, costs and customers as well as suppliers) including the content of this Service Agreements unless Mr Malmhagen is obliged by law or court order to disclose such information, of which he shall inform the Company in detail at the same time. This confidentiality undertaking shall continue to apply after the termination of this Service Agreement.

(4)         In cases of doubt, Mr Malmhagen is obliged to clarify the scope of the covenant not to compete with the shareholder or the scope of the confidentiality undertaking with the entire Management Board, if necessary with the board of Tower International Inc.

(5)         Mr Malmhagen shall continue to be bound by the obligations pursuant to this Sec. 8 including the contractual obligations not to solicit or entice away any customers or employees in the event that either party has issued notice of termination and/or Mr Malmhagen is revoked from his office as managing director or released from his duties to perform services for the Company.

Sec. 9
Non-solicitation and non-competition following termination

(1)         For a period of twelve (12) months following termination of this Service Agreement, Mr Malmhagen shall not on his own or on any third party's behalf directly or indirectly in any capacity whatsoever solicit the employment of or offer to or actually employ or engage, or procure or assist any third party to offer to or actually employ, engage or solicit, for the purposes of a business in competition with the Company any person who was employed on managerial level by the Company or any entity affiliated with the Company within the period of one (1) year prior to the Termination Date or, in the event that Mr Malmhagen was released from his duties to perform work pursuant to Sec. 12 para (3) below, within the period of one (1) year prior to the commencement of such release.

(2)         For a period of twelve (12) months following the termination of this Service Agreement, Mr Malmhagen shall not on his own or on any third party's behalf directly or indirectly in any capacity whatsoever solicit or interfere with or endeavour to entice away from the Company or any entity affiliated with the Company in the European region (an European Affiliate) any client or supplier that has been in business relationships with the Company or any European Affiliate during the last three years prior to the date on which this Service Agreement terminates or, in the event that Mr Malmhagen Mr Malmhagen was released from his duties to perform work pursuant to Sec. 12 para (3) below, during the last three years prior to the date of such release.

(3)         For a period of twelve (12) months following the termination of this Service Agreement Mr Malmhagen shall not render any services to any enterprise – be it as employee, managing director, consultant or in a similar function – or directly or indirectly establish or participate in any enterprise which directly competes with the Company or any European Affiliate. Furthermore, Mr Malmhagen shall not on a self-employed basis carry out any competing occupation. This non-competition obligation shall be restricted to the territory of those European countries in which, at the time this Service Agreement terminates or, in the event that Mr Malmhagen was released from his duties to perform work pursuant to Sec. 12 para (3) below, at the date of the commencement of such release, the Company or any European Affiliate is doing business or has decided to do business. Unless provided otherwise in this Service Agreement, Sec. 74 subseq. German Commercial Code (HGB) shall apply accordingly to this restrictive covenant with the limitation that (i) the compensation according to Sec. 74 para 2 HGB is settled by the severance payment pursuant to Sec. 13 below and that the rights of the managing director to release himself from the competition restrictions pursuant to Sec. 75 para 2 HGB are excluded.

Page/Seite 6 of/von 10

(4)         In case of a violation of the of the covenants contained in this Sec. 9 Mr Malmhagen shall be obliged to pay a contractual penalty of EUR 50,000 for each breach of these covenants. In the event of a continued breach of these covenants, the contractual penalty shall amount to EUR 50,000 for each month in which Mr Malmhagen is in breach with the covenants.

Sec. 10
Incapacity to Work/Illness

(1)         In the event of any incapacity to work Mr Malmhagen shall without undue delay inform his colleagues in the management board of the Company or if no other managing directors are existent, the CEO and President of Tower International Inc, on the estimated duration of his absence and any urgent businesses and/or affairs that need to be dealt with during his absence.

(2)         The benefits in the event of illness or any other non-culpable incapacity to work shall be subject to the relevant plans as applicable for the senior executives of the Company and as valid from time to time.

(3)         Mr Malmhagen hereby assigns to the Company his claims for payment of damages resulting from the event which caused his incapacity for work against such third party/parties that caused the damage to the extent to which the Company continues to pay remuneration pursuant to the above provisions. Mr Malmhagen is obliged to provide the Company, without undue delay, with all the information and documents required for the assertion of the claim for damages.

Sec. 11
Holiday Leave

(1)         Mr Malmhagen’s entitlement to holiday leave are subject to the holiday and vacation schedule as valid for the executives of the Company who are located in Bergisch-Gladbach.

(2)         As regards the timing of such holiday leave, Mr Malmhagen shall liaise with the other members of the Management Board and coordinate his time schedule with that of his colleagues or, if such other members do not exist, with the CEO and President of Tower International Inc, taking into account both the interests of Mr Malmhagen and those of the Company. Holidays which have not been taken until 31 March of the following year shall be forfeited. In case this Service Agreement should commence or end during the term of a calendar year holiday entitlements be granted on a pro rata basis

Sec. 12
Contractual Term, Termination

(1)         This Service Agreement shall enter into effect as of August 1, 2012 or any earlier date mutually agreed between the Parties and shall continue for a fixed term ending December 31st, 2013. The term of this Service Agreement shall be extended automatically in one-year increments unless terminated by either party in writing no later than six months prior to the expiry of the respective term.

Page/Seite 7 of/von 10

(2)         The right of either party to terminate this Service Agreement for good cause (sec. 626 para. 1 German Civil Code) shall not be affected.

(3)         Mr Malmhagen can be removed from his office as managing director at any time without a reason being required. Such revocation shall qualify as notice of termination with effect as of the next possible point in time. Upon revocation of the appointment, or where legitimate interests of the Company so require, the Company may release Mr Malmhagen from his obligation to perform his duties under this Service Agreement.

(4)         From the date Mr Malmhagen is released from his duties to perform work pursuant to Sec. 12 para (3) above, Mr Malmhagen shall only be entitled to the fixed salary and the fringe benefits pursuant to Sec. 5 para (1) above,any bonus entitlement ceasing to accrue on the commencement of such release. All other obligations set out in this Service Agreement, in particular these in Sec. 8, shall remain in effect until the termination of the Service Agreement. In the event that the Company terminates this Service Agreement for cause based on circumstances in the behaviour or the person of Mr. Malmhagen including but not limited to his negligence, no bonus payment for the respective business year shall be owed in accordance with Sec. 3 above.

Sec. 13

Severance

(1)         In the event that this Service Agreement is terminated or not extended (a) by the Company for other reasons than for (i) good cause in the meaning of Sec. 626 German Civil Code based on circumstances in the behaviour or the person of Mr. Malmhagen including but not limited to his negligence, (ii) permanent disability of Mr Malmhagen (which shall be deemed to have occurred after 6 consecutive months of incapacity to perform services or 9 months of such incapacity in any calendar year) or (iii) Mr Malmhagen reaching the age of 65, or (b) by Mr. Malmhagen for good cause in the meaning of Sec. 626 German Civil Code based on material breaches of the Company’s contractual duties, Mr Malmhagen shall be entitled to a gross severance comprising (i) the payment of the fixed salary pursuant to Sec. 3 para (1) for 12 months following the termination of this Service Agreement as well as (ii) the payment of the cash value of the fringe benefits, in particular the Company car, pursuant to Sec. 5 para (1) above for 12 months following the termination of this Service Agreement. For the avoidance of doubt, the severance shall in no event comprise the annual bonus or an LTI pursuant to Sec. 5 para (2) and (3).

(2)         The Company may decide at its sole discretion whether it will pay the net amount of the severance (after deduction of all taxes and contributions) in the form of a one-off payment that falls due no later than 1 month following the termination of this Service Agreement or in 12 equal monthly instalments.

(3)         The severance shall also serve as compensation for Mr Malmhagen’s adherence to the post contractual covenants pursuant to Sec. 9 above.

Page/Seite 8 of/von 10

Sec. 14
Duties on Termination of the Service Agreement / Garden Leave

(1)         On termination of this Service Agreement, Mr Malmhagen shall without prior request return to the Company's registered office all documents and data in his possession concerning the Company or companies affiliated with the Company – in particular notes, memoranda, records, drawing protocols, reports, files and any other documents (as well as copies or other reproductions thereof) – without any retention rights. This obligation to return items also includes all objects owned by the Company or such objects the Company provided to Mr Malmhagen for the performance of his work; in particular the company car, data processing equipment, as well as data and program storage media on which applications of the Company or companies affiliated with the Company or data concerning such companies, are stored. If so requested, Mr Malmhagens hall assure vis-à-vis the Company in writing that he has fulfilled all obligations to return items as stipulated above and that he has made available to the Company for deletion all data and program storage media of the above type owned by him.

(2)         The obligations set out in para (1) shall apply accordingly in the event that Mr Malmhagen is released from his obligation to perform his duties under this Services Agreement. In this event Mr Malmhagen shall comply with the obligations set out in para (1) immediately after he has been notified of the release. This shall not apply to the Company Car which Mr Malmhagen may use until the termination of this Service Agreement.

Sec. 15
Final Provisions

(1)         This Agreement constitutes the entire understanding between the Company and Mr Malmhagen with respect to the subject matter hereof and cancels and supersedes any and all previous agreements or understandings, whether written or oral, between the Company and Mr Malmhagen.

(2)         This Service Agreement is subject to the laws of Germany and the exclusive jurisdiction of the courts of Germany.

(3)         This Service Agreement shall be executed in a German as well as an English version. In the event of any discrepancies between the two versions the English version shall prevail.

(4)         Any changes or amendments to this Service Agreement shall be invalid unless executed in writing. This shall also apply to the cancellation or amendment of the written form.

(5)         Should one or several provisions of this Service Agreement be or become invalid or unenforceable in whole or in part, the validity of the remaining provisions hereunder shall not be affected thereby. The invalid or unenforceable provision shall be replaced with a valid provision which comes as close as possible to the intended economic result of the invalid provision. The same shall apply to any gap in the Service Agreement.

***

Page/Seite 9 of/von 10

Place / Ort Livonia, MI / USA	Place / Ort Bergisch Gladbach, Germany

Date / Datum January 18, 2012	Date / Datum February 3, 2012

/s/Mark M. Malcolm	/s/Pär O. H. Malmhagen

Mark M. Malcolm	Mr Pär O. H. Malmhagen

Tower Automotive Holding GmbH represented by its sole shareholder, Tower Automotive Holdings Europe B.V. which is represented by its managing directors

Page/Seite 10 of/von 10